Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 16% SALES GROWTH

AND US GAAP EPS OF $0.27

FOR THE FIRST QUARTER ENDED OCTOBER 31, 2014

Reports Non-GAAP adjusted EPS of $0.34 and a 10.5% increase in adjusted net income

LITTLE FALLS, New Jersey (December 10, 2014) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported US GAAP net income of $11,239,000, or $0.27 per diluted share, inclusive of $0.03 of acquisition related (non-amortization of intangibles) charges on a 16% increase in sales to a record $136,811,000 for the first quarter ended October 31, 2014. This compares with net income of $11,185,000 or $0.27 per diluted share, on sales of $118,272,000 for the first quarter ended October 31, 2013.

Using non-GAAP adjusted measures as described in our release of December 3, 2014, we reported a 10.5% increase in adjusted net income for the quarter ended October 31, 2014 to $14,185,000, or $0.34 per diluted share. This compares to adjusted net income for the quarter ended October 31, 2013 of $12,834,000, or $0.31 per diluted share.

Andrew Krakauer, Cantel’s Chief Executive Officer stated, “We are pleased to have delivered record sales and solid earnings this quarter. We achieved good financial performance in all three major business segments — Endoscopy, Water Purification and Filtration, and Healthcare Disposables. All three business units have greatly benefitted from further investments in new product development, sales and marketing programs, and the integration of recent acquisitions. Most importantly, for the sixth consecutive quarter we had strong organic sales growth exceeding 10%. Further, our total sales growth of 16% demonstrates the success of our acquisition program.”

Krakauer added, “Our Medivators Endoscopy business achieved robust organic sales growth of 13% in the quarter. Including our newly acquired PuriCore business, now called Cantel Medical (UK) Limited, sales in this segment grew 28%. All product categories in the legacy business were strong, including equipment, disinfectant chemicals, procedure room products, as well as service and spare parts. Further we were pleased to have announced on November 4 that Cantel acquired International Medical Service S.r.l. (IMS), located near Rome, Italy. IMS further enhances Cantel’s global leadership in the automated endoscope reprocessor and related chemistries business and brings the Company European-based chemistry manufacturing.

Sales in our Crosstex Healthcare Disposables business grew by 12% organically driven by strong sales of face masks and sterility assurance products.  Some of the growth in this segment was driven by customers buying products in advance of an announced price increase and some increased shipments due to concerns over Ebola. Neither of these factors are continuing into the second quarter. Our Mar Cor Water Purification and Filtration segment showed organic sales growth of nearly 7%, as robust sales continued for our dialysis industry water purification equipment, disposables and service. Substantial revenue increases in all three major units drove the improved operating earnings when excluding acquisition related charges.”

The Company also reported that its balance sheet at October 31, 2014 included current assets of $173,963,000, including cash of $29,714,000, a current ratio of 2.7:1, gross debt of $93,500,000 and stockholders’ equity of $375,698,000. Krakauer stated, “We continue to maintain a strong balance sheet and generate substantial cash flow and EBITDAS. When compared with the same quarter last year, our EBITDAS grew by 7% to $25,909,000. Our net debt position increased by $15 million to $63,786,000 during the quarter, despite borrowing over $24 million to fund the IMS acquisition.”

Cantel Medical is a leading global company dedicated to delivering innovative infection prevention and control products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives.  Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates, hollow fiber membrane filtration and separation products, and specialty packaging for infectious and biological specimens. Additionally, we provide technical service for our products.

The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2014 on Wednesday, December 10, 2014 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Wednesday, December 10, 2014 at 2:00 PM through midnight on February 10, 2015 by dialing (877) 660-6853 and using conference ID # 13596890.

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The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=173463.  A replay of the webcast will be available on PrecisionIR for 90 days and via the investor relations page of the Cantel web site.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	October 31,
	2014	2013

Net sales	$136,811	$118,272

Cost of sales	76,297	66,773

Gross profit	60,514	51,499

Expenses:
Selling	19,411	15,764
General and administrative	18,507	15,164
Research and development	3,549	2,259
Total operating expenses	41,467	33,187

Income before interest and income taxes	19,047	18,312

Interest expense, net	534	644

Income before income taxes	18,513	17,668

Income taxes	7,274	6,483

Net income	$11,239	$11,185

Earnings per common share - diluted	$0.27	$0.27

Dividends per common share	$—	$0.05

Weighted average shares - diluted	41,551	41,373

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	October 31,	July 31,
	2014	2014
Assets
Current assets	$173,963	$163,909
Restricted cash for IMS Acquisition	24,257	—
Property and equipment, net	52,936	52,718
Intangible assets, net	78,484	82,952
Goodwill	224,146	231,647
Other assets	4,939	4,919
	$558,725	$536,145

Liabilities and stockholders’ equity
Current liabilities	$64,038	$66,499
Long-term debt	93,500	80,500
Other long-term liabilities	25,489	23,900
Stockholders’ equity	375,698	365,246
	$558,725	$536,145

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (“GAAP”) with certain internally driven non-GAAP financial measures, namely adjusted net income, adjusted diluted earnings per share (“EPS”) and income before interest, taxes, depreciation, amortization and stock-based compensation expense (“EBITDAS”). These non-GAAP financial measures are indicators of the Company’s performance that is not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, shareholders and other readers of our Condensed Consolidated Financial Statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

Reconciliation of EBITDAS with Net Income

The Company believes EBITDAS is an important valulation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduce the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures.

The reconciliation of EBITDAS with net income for the three months ended October 31, 2014 and 2013, respectively, is as follows:

	Three Months Ended
	July 31,
	2014	2013
	(In thousands)
	(unaudited)

Net income	$11,239	$11,185

Income taxes	7,274	6,483
Interest expense, net	534	644
Depreciation	2,312	1,937
Amortization	2,956	2,626
Loss on disposal of fixed assets	13	125

EBITDA	24,328	23,000

Stock-based compensation expense	1,581	1,148

EBITDAS	$25,909	$24,148

Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

We define adjusted net income and adjusted diluted EPS as net income and diluted EPS, respectively, adjusted to exclude amortization, acquisition related items, significant reorganization and restructuring charges, major tax events and other significant items management deems atypical or non-operating in nature.

For the three months ended October 31, 2014, we made adjustments to net income and diluted EPS to exclude amortization expense and acquisition related items impacting current operating performance including transaction and integration charges and ongoing fair value adjustments to arrive at our non-GAAP financial measures, adjusted net income and adjusted diluted EPS. For the three months ended October 31, 2013, we made adjustments to net income and diluted EPS to exclude amortization expense to arrive at our non-GAAP financial measures. Acquisition related items were not incurred for the three months ended October 31, 2013.

Amortization expense is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition related items consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal fees and other transaction costs associated with specific acquisitions and (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with specific acquisitions, including acquisition accounting charges relating to recording acquired inventory and deferred revenue at fair market value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since all of these acquisition related items are atypical and often mask underlying operating performance, we excluded these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

For the three months ended October 31, 2014, the reconciliations of net income and diluted EPS with adjusted net income and adjusted diluted EPS were as follows:

	As Reported,		Acquisition	Non-GAAP
(In thousands)	Three Months Ended	Intangible	Related	Three Months Ended
(unaudited)	October 31, 2014	Amortization	Items	October 31, 2014

Net sales	$136,811	$—	$—	$136,811

Cost of sales	76,297	—	(667)	75,630

Gross profit	60,514	—	667	61,181

Expenses:
Selling	19,411	—	—	19,411
General and administrative	18,507	(2,956)	(589)	14,962
Research and development	3,549	—	—	3,549
Total operating expenses	41,467	(2,956)	(589)	37,922

Income before interest and income taxes	19,047	2,956	1,256	23,259

Interest expense, net	534	—	—	534

Income before income taxes	18,513	2,956	1,256	22,725

Income taxes	7,274	1,102	164	8,540

Net income/Adjusted net income	$11,239	$1,854	$1,092	$14,185

Diluted EPS/Adjusted diluted EPS	$0.27	$0.04	$0.03	$0.34

For the three months ended October 31, 2013, the reconciliations of net income and diluted EPS with adjusted net income and adjusted diluted EPS were as follows:

	As Reported,		Acquisition	Non-GAAP
(In thousands)	Three Months Ended	Intangible	Related	Three Months Ended
(unaudited)	October 31, 2013	Amortization	Items	October 31, 2013

Net sales	$118,272	$—	$—	$118,272

Cost of sales	66,773	—	—	66,773

Gross profit	51,499	—	—	51,499

Expenses:
Selling	15,764	—	—	15,764
General and administrative	15,164	(2,626)	—	12,538
Research and development	2,259	—	—	2,259
Total operating expenses	33,187	(2,626)	—	30,561

Income before interest and income taxes	18,312	2,626	—	20,938

Interest expense, net	644	—	—	644

Income before income taxes	17,668	2,626	—	20,294

Income taxes	6,483	977	—	7,460

Net income/Adjusted net income	$11,185	$1,649	$—	$12,834

Diluted EPS/Adjusted diluted EPS	$0.27	$0.04	$—	$0.31